Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-223859 on Form S-3ASR and in Registration Statement Nos. 333-136090 and 333-228435 on Forms S-8 of our report dated February 26, 2020, relating to the consolidated financial statements of Wyndham Destinations, Inc. and subsidiaries (the "Company"), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Wyndham Destinations, Inc. for the year ended December 31, 2019.

/s/ Deloitte & Touche LLP
Tampa, Florida
February 26, 2020